PINCOCK ALLEN & HOLT
Delivering smarter solutions

January 17, 2003

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street
Vancouver, BC
Canada
V6C 2W2

Dear Sirs:

Re:    Reports on the Bowdens Project, Australia; Candelaria Mine, Nevada; Manantial Espejo Project, Argentina; Shafter Project,
           Texas; and Sulphurets Project, Canada.

Pincock, Allen & Holt (“PAH”), a division of Hart Crowser Inc., consents to the incorporation by reference in this Registration Statement on Form F-3 of Silver Standard Resources Inc. (the “Company”), to be filed in connection with the sale from time to time of securities of the Company, of the estimate of resources at the Bowdens Project in Australia, Candelaria Mine in Nevada, Manantial Espejo Project in Argentina, Shafter Project in Texas, and Sulphurets Project in Canada included in this Registration Statement by reference to the Annual Report of the Company on Form 20-F for the year ended December 31, 2001. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

PINCOCK ALLEN & HOLT

Per:

“Susan Poos”
___________________________
SUSAN R. POOS, P.E.

A Division of Hart Crowser
274 Union Boulevard, Suite 200
Lakewood, Colorado 80228-1835
Fax 303.987.8907
Tel 303.986.6950